Ex. 99.28(d)(53)(iii)

Amendment

to the JNL Series Trust Investment Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and WCM Investment Management

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and WCM Investment Management, a California corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 13th day of August, 2018, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B of the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the Sub-Adviser as an additional sub-adviser to manage a portion of assets of the JNL Multi-Manager Small Cap Growth Fund of the Trust, effective October 14, 2019.

Whereas, the Parties agreed to amend the Agreement to add the JNL Multi-Manager Small Cap Growth Fund and its respective fees, effective October 14, 2019.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 14, 2019, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 14, 2019, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of October 14, 2019.

Jackson National Asset Management, LLC		WCM Investment Management

By:	/s/ Mark D. Nerud	By:	/s/ David A. Brewer
Name:	Mark D. Nerud	Name:	David A. Brewer
Title:	President and CEO	Title:	SVP, Chief Compliance Officer

Schedule A

Dated October 14, 2019

Funds
JNL Multi-Manager International Small Cap Fund
JNL Multi-Manager Small Cap Growth Fund
JNL Multi-Manager Small Cap Value Fund

A-1

Schedule B

Dated October 14, 2019

(Compensation)

JNL Multi-Manager International Small Cap Fund
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by WCM Investment Management.

JNL Multi-Manager Small Cap Growth Fund
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by WCM Investment Management.

JNL Multi-Manager Small Cap Value Fund
Average Daily Net Assets	Annual Rate
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by WCM Investment Management.

B-1